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                                                                   Exhibit(a)(4)

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                              Celanese AG                        Corporate Center
                              Media Relations                    Frankfurter Strasse 111
                                                                 61476 Kronberg/Ts.
                                                                 Germany

Press Information                                                Europe:
                                                                 Michael Kraft
                                                                 Phone: +49 (0)69/30514072
                                                                 Telefax: +49 (0)69/305 36787
                                                                 Email: M.Kraft@celanese.com

                                                                 Phillip Elliott
                                                                 Phone: +49 (0)69/305 33480
Board of Management and Supervisory Board recommend              Telefax: +49 (0)69/305 36784
shareholders accept Blackstone offer                             Email: P.Elliott@celanese.com
    - Shareholder to receive Euro 32.50 per share
    - Access to additional financial resources will support      USA:
      Celanese growth strategy                                   Vance Meyer
    - Commitment to continue positive labor relations and        Phone: +01 (972)443 4847
      pre-funding of pension obligations                         Telefax: +01 (972)443 8519
                                                                 Email: VNMeyer@celanese.com

                                                                 Date: February 10, 2004
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Kronberg, Germany - (CZZ: FSE; CZ: NYSE): The Celanese AG Board of Management
and Supervisory Board recommend that shareholders accept the tender offer made by BCP Crystal Acquisition GmbH & Co KG, an acquisition entity controlled by a number of investment funds advised by The Blackstone Group. As Celanese announced today, both boards have published their respective reasoned opinions in accordance with the German Securities Acquisition and Takeover Act.

Both boards have carefully reviewed the offer documents published by Blackstone on February 2, 2004, including those required by the German Securities Acquisition and Takeover Act and those submitted to the U.S. Securities and Exchange Commission from BCP Crystal Acquisition in accordance with U.S. securities laws.

The CEO of Celanese AG, Claudio Sonder said, "We recommend that our shareholders accept the offer. It contains a fair price and the premium offered recognizes what has already been a successful increase in value. Blackstone supports our growth strategy and intends to access additional financial
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Page: 2 of 3

resources to further promote the direction the company has taken. The offer is also in the interest of employees, as Blackstone has agreed to continue Celanese's socially acceptable policy towards its employees."

The Combined Works Council and the Central Works Council also submitted a statement supporting the tender offer.

Blackstone's offer represents a premium of 13 percent over the three month weighted average closing share price prior to the announcement of Blackstone's intention to launch a voluntary public offer. It is above the shares all-time high closing price of Euro 31.88 and represents more than a doubling of the price since the company became public in 1999.

Celanese AG shareholders have until March 15, 2004 to accept the offer.

The Management and Supervisory Boards' reasoned opinions have been published on the Celanese Internet page at http://www.celanese.com and will be sent by mail to shareholders registered in the share register in the next few days. In addition, the English version of the reasoned opinions will be included as exhibits to the solicitation/recommendation statement on Schedule 14D-9, which is being filed by Celanese AG today with the U.S. Securities and Exchange Commission. Investors will be able to obtain for free the solicitation/recommendation statement on Schedule 14D-9 and other documents filed at the SEC at the SEC's web site http://www.sec.gov.



Celanese AG is a global chemicals company with leading positions in its key products and world class process technology. The Celanese portfolio consists of four main businesses: Chemical Products, Acetate Products, Technical Polymers Ticona and Performance Products. In 2002, Celanese generated sales of around Euro 4.3 billion and had 10,700 employees. The company has 24 production plants and six research centers in 10 countries mainly in North America, Europe and Asia. Celanese AG shares are listed on the Frankfurt stock exchange (stock exchange symbol CZZ) and on the New York Stock Exchange (symbol CZ). For further information please visit our website www.celanese.com.
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Page: 3 of 3

FORWARD-LOOKING STATEMENTS (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 ("The Safe Harbor Provisions"). Investors of Celanese are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Celanese's filings with the U.S. Securities and Exchange Commission, copies of which are available from Celanese. The Safe Harbor Provisions have not been judicially determined to be applicable to this release to the extent it constitutes soliciting materials.

Holders of Celanese shares should read the reasoned opinions (begrundete Stellungnahmen) prepared by the Board of Management and the Supervisory Board in accordance with the German Securities Acquisition and Takeover Act and Celanese's solicitation/recommendation statement on Schedule 14D-9, because such documents will contain important information about the voluntary public offer. Investors are able to obtain for free the reasoned opinions (begrundete Stellungnahmen) and the solicitation/recommendation statement on Schedule 14D-9 and other documents filed at the U.S. Securities and Exchange Commission at the Commission's website http://www.sec.gov. Copies of Schedule 14D-9 are also available for free from Celanese.